UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

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Date of Report
(Date of earliest
event reported):	November 2, 2009

OSHKOSH CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	1-31371	39-0520270
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

P.O. Box 2566, Oshkosh, Wisconsin 54903
(Address of principal executive offices, including zip code)

(920) 235-9151
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

              (d)            Effective November 2, 2009, the Board of Directors of Oshkosh Corporation (the “Company”) elected John J. Hamre, Ph.D., as a new director to fill a previously existing vacancy. The term as director for Dr. Hamre will expire at the Company’s 2010 annual meeting of shareholders. At the time of his election, Dr. Hamre was not appointed to any committee of the Board of Directors, and there was no expectation concerning any such appointment. In connection with his election to the Board of Directors, Dr. Hamre became entitled to receive the quarterly retainer paid to non-employee directors of the Company. The quarterly retainer to be paid to Mr. Hamre with respect to the first quarter of fiscal 2010 will be pro rated based on his November 2, 2009 election date.

                              Since 2000, Dr. Hamre has served as president and chief executive officer for CSIS, the Center for Strategic & International Studies, a bipartisan, nonprofit organization headquartered in Washington, D.C., that provides strategic insights and policy solutions to decision makers. Prior to joining CSIS, Dr. Hamre served as the 26th deputy secretary of defense from 1997 until 2000. From 1993 to 1997, Dr. Hamre served as under secretary of defense (comptroller). In 2007, the Secretary of Defense appointed Dr. Hamre to serve as chairman of the Defense Policy Board. Before working in the Department of Defense, Dr. Hamre worked for 10 years as a professional staff member of the Senate Armed Services Committee. He also served in the Congressional Budget Office from 1978 to 1984.

SIGNATURES

                       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSHKOSH CORPORATION

Date: November 5, 2009	By: /s/ Bryan J. Blankfield Bryan J. Blankfield Executive Vice President, General Counsel and Secretary

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